Exhibit 99.2

Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314) 702-7173
investor.relations@express-scripts.com

Express Scripts Reports Second Quarter Earnings
Company Expands Share Repurchase Program by 4 Million Shares

ST.  LOUIS,  July 28, 2004—Express Scripts, Inc. (Nasdaq: ESRX) announced second quarter net income of $65.4 million, or $0.83 per diluted share, which includes charges of $0.10 per diluted share resulting from the early retirement of debt, and $0.01 per diluted share pertaining to the implementation of the TRICARE Retail Pharmacy (“TRICARE”) program for the Department of Defense (“DoD”). For the same quarter last year, the Company reported net income of $59.0 million, or $0.74 per diluted share, which included a non-recurring charge of $0.04 per diluted share resulting from the early retirement of debt.

        The Company generated $55.5 million of cash flow from operations in the second quarter compared with $26.2 million in the same quarter last year. On June 15, 2004, Express Scripts redeemed its 9 5/8% Senior Notes with a $204.5 million principal balance at a redemption price equal to 104.8125%, and recorded additional interest expense of $12.3 million ($7.6 million net of tax), or $0.10 per diluted share. The redemption will result in annual interest savings of approximately $13.5 million ($8.4 million net of tax), or $0.11 per diluted share. In addition, the Company repurchased 554,000 shares of common stock for $42.3 million.

        To date, the Company has repurchased 8.8 million shares under its share repurchase program. On July 27, 2004, the Company’s Board of Directors increased the authorized share repurchase program to permit the Company to purchase up to an additional 5.2 million shares.

        “Our results for the quarter reflect outstanding efforts throughout our organization,” stated Barrett Toan, chairman and chief executive officer. “We implemented a significant amount of new business, including the TRICARE program, launched the Pharmacy Care Alliance (“PCA”) Medicare discount card, and achieved record levels of mail and generic utilization. The increased utilization of generics and mail pharmacy services, including specialty injectables, reflects the trend for greater management of the pharmacy benefit, which will translate into lower costs for our clients and improved profitability for Express Scripts.”

Strong Operating Results

        Revenues for the second quarter of 2004 were $3.8 billion, a 13 percent increase over the same quarter last year due to drug price inflation, the acquisition of CuraScript, and increased sales of prescription drugs. Increased use of lower-cost generic drugs (approximately 50 percent of total prescriptions compared to 47 percent last year), and increased member co-payments to retail network pharmacies, which the Company does not record as revenue, partially offset these increases. The generic utilization rates discussed above exclude claims for the DoD contracts, for which the Company only records administrative fees as revenue and does not include ingredient costs as components of revenue and costs of revenue. Including the DoD claims, which have a lower generic utilization rate, the generic utilization rates were 49% and 47% for the second quarter of 2004 and 2003, respectively.

        Mail pharmacy prescriptions increased 20 percent to 9.8 million during the quarter from 8.1 million last year. Mail claims as a percentage of total adjusted claims grew to 23 percent from 20 percent for the same period last year. The addition of CuraScript continues to enhance the Company’s competitive positioning by increasing its ability to provide comprehensive clinical services for many diseases and by improving the affordability of specialty drug therapy for clients and patients.

        Retail network claims processed in the second quarter were 95.7 million, which were comparable to the 96.0 million processed last year; however, with the growth in mail pharmacy services, total adjusted claims reached a record 125.8 million, a 4 percent increase over last year. Effective June 1, 2004, Express Scripts began providing access to a retail pharmacy network, prior authorization services, beneficiary communication materials and a call center to handle beneficiary inquiries for approximately 2.5 million DoD beneficiaries who currently utilize the TRICARE program.

        “Also beginning June 1, we began making the use of prescription drugs safer and more affordable for seniors lacking prescription drug coverage through our PCA Medicare discount card, which we are sponsoring with the National Association of Chain Drug Stores,” added Toan. “Initial participation in the Medicare discount card program nationwide was lower than anticipated, and as a result, PCA enrollment is below expectations, with approximately 160,000 membership applications received and 110,000 PCA members approved to date. Including the administration of Medicare + Choice and client-branded Medicare card programs, Express Scripts has over 260,000 new members. As the Medicare discount card program builds nationally, or if the Medicare Discount Card program is extended beyond 2005, we are optimistic that we will continue to increase membership.”

        Gross profit, which increased to $223.5 million, was impacted by $1.6 million in costs pertaining to the implementation of the TRICARE program. “The TRICARE retail claims volume has exceeded expectations, while we also continue to perform well on the TRICARE mail contract, earning another $1.0 million incentive award for exceeding 96 percent beneficiary satisfaction levels for the most recent quarter,” noted Toan.

        As a result of the growth in total adjusted claims, increase in gross profit, and SG&A leverage, operating income increased 15 percent to $126.8 million. EBITDA per adjusted claim was $1.14, an increase of 12 percent from $1.02 last year.

Other Matters

        On July 12, 2004, the Company received a Notice of Proposed Litigation from the Office of the Attorney General of the State of New York.  The Notice alleges certain breaches of contracts and violations of civil law in connection with the management of the prescription drug plan for the State of New York and its employees.  The Notice also alleges certain violations of civil law in connection with the Company’s therapeutic interchange programs.   The Company is engaged in discussions with the Office of the Attorney General regarding the Notice.  Express Scripts believes that it has administered the state’s plan in accordance with contractual and legal requirements, and that its therapeutic interchange programs comply in all material respects with applicable law.

        On July 21, 2004, the Company received a Civil Investigative Demand from the Attorney General of the State of Vermont.  The Company has been advised that it will receive identical subpoenas or civil investigative demands from the Attorneys General of 18 other states.  The Civil Investigative Demand seeks documents regarding a wide range of the Company’s business practices.  The Company is cooperating with this investigation.

        Express Scripts believes that its services and business practices are in compliance with all applicable laws, rules and regulations in all material respects, but in light of the legal developments is evaluating the adequacy of legal reserves previously established and expects to increase such reserves in the third quarter for the costs of defense in an amount presently estimated at from $15 million to $20 million.

2004 Earnings Guidance

        The Company believes its financial performance will continue to benefit from increased membership, growth in mail and retail prescriptions, further increases in generic utilization, improved formulary compliance with preferred, lower-cost brands, growth in its specialty PBM offering, increased productivity, and capital structure improvements.

        Based on current circumstances, Express Scripts believes that its 2004 diluted earnings per share will increase in the lower half of the 20 percent to 25 percent range over 2003, excluding non-recurring items. The non-recurring items on a diluted per share basis include $0.13 for charges the Company incurred in the first half of 2004 for the early retirement of debt, and $0.04 for the termination payment the Company received in the first quarter. In addition, the guidance excludes the effect of increasing legal reserves expected to occur in the third quarter.

Outcomes Conference Demonstrates Evidenced-Based Pharmacy Benefit Management

        The Company’s eighth annual Drug Trend report, which has gained national recognition as the most comprehensive, publicly available analysis of U.S. drug-cost trends, was released during the second quarter at the company’s 2004 Outcomes Conference. “Express Scripts takes an evidence-based approach in developing customized programs and services that help plan sponsors better manage their prescription drug cost,” added Toan. “By examining the latest trends in prescription drug utilization and spending, the 2003 Drug Trend Report presents Express Scripts best thinking about the pharmacy benefit along with the latest research evidence that supports our consultative recommendations.”

        Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in thirteen states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, government-sponsored benefit plans, employers, and union-sponsored benefit plans.

        Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, and medical information management services. The Company also provides distribution services for specialty pharmaceuticals. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

        This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

•	risks associated with our acquisitions (including our acquisition of CuraScript) which include integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses
•	risks associated with our ability to maintain growth rates, or to control operating or capital costs
•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers
•	competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
•	adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (“HIPAA”)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations
•	adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•	risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general
•	increased compliance risks relating to our contracts with the DoD TRICARE Plan and various state governments and agencies
•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
•	risks associated with the use and protection of the intellectual property we use in our business
•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	risks associated with our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including the Medicare prescription drug benefit
•	increase in credit risk relative to our clients due to adverse economic trends
•	risks associated with our inability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2004	2003	2004	2003
Revenues [1]	$3,779,505	$3,334,197	$7,407,320	$6,558,178
Cost of revenues [1]	3,555,983	3,116,962	6,962,011	6,131,330

Gross profit	223,522	217,235	445,309	426,848
Selling, general and administrative	96,723	106,955	191,967	208,741

Operating income	126,799	110,280	253,342	218,107

Other (expense) income:
Undistributed loss from joint venture	(1,460)	(1,545)	(2,800)	(3,084)
Interest income	801	721	1,625	1,589
Interest expense	(20,160)	(14,040)	(32,870)	(24,742)

	(20,819)	(14,864)	(34,045)	(26,237)

Income before income taxes	105,980	95,416	219,297	191,870
Provision for income taxes	40,560	36,410	83,914	73,215

Income before cumulative effect of accounting change	65,420	59,006	135,383	118,655
Cumulative effect of accounting change, net of tax	--	--	--	(1,028)

Net income	$65,420	$59,006	$135,383	$117,627

Basic earnings per share:
Before cumulative effect of accounting change	$0.85	$0.75	$1.75	$1.52
Cumulative effect of accounting change	--	--	--	(0.01)

Net income	$0.85	$0.75	$1.75	$1.51

Weighted average number of common shares
Outstanding during the period - Basic EPS	77,254	78,366	77,293	77,959

Diluted earnings per share:
Before cumulative effect of accounting change	$0.83	$0.74	$1.72	$1.49
Cumulative effect of accounting change	--	--	--	(0.01)

Net income	$0.83	$0.74	$1.72	$1.48

Weighted average number of common shares
Outstanding during the period - Diluted EPS	78,552	80,021	78,529	79,366

1 Excludes estimated retail pharmacy co-payments of $1,387,488 and $1,338,804 for the three months ended June 30, 2004 and 2003, respectively, and $2,784,599 and $2,669,558 for the six months ended June 30, 2004 and 2003, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

(in thousands, except share data)	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$117,713	$396,040
Receivables, net	1,082,532	1,011,154
Inventories	137,208	116,375
Deferred taxes	16,024	15,346
Prepaid expenses and other current assets	27,948	21,220

Total current assets	1,381,425	1,560,135
Property and equipment, net	174,666	177,312
Goodwill, net	1,705,649	1,421,493
Other intangible assets, net	251,073	232,059
Other assets	31,842	18,175

Total assets	$3,544,655	$3,409,174

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebates payable	$1,169,021	$1,178,321
Accounts payable	285,697	232,290
Accrued expenses	195,250	215,797
Current maturities of long-term debt	22,000	--

Total current liabilities	1,671,968	1,626,408
Long-term debt	397,650	455,018
Other liabilities	156,677	133,755

Total liabilities	2,226,295	2,215,181

Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized,
and no shares issued and outstanding	--	--
Common Stock, $0.01 par value per share, 275,000,000 and 181,000,000 shares authorized, respectively, and 79,782,000 and 79,795,000 shares
issued and outstanding, respectively	797	798
Additional paid-in capital	479,874	484,663
Unearned compensation under employee compensation plans	(22,427)	(23,302)
Accumulated other comprehensive income	3,585	3,638
Retained earnings	999,933	864,550

	1,461,762	1,330,347
Common Stock in treasury at cost, 2,194,000 and 2,223,000
shares, respectively	(143,402)	(136,354)

Total stockholders' equity	1,318,360	1,193,993

Total liabilities and stockholders' equity	$3,544,655	$3,409,174

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Cash Flows

	Six Months Ended June 30,
(in thousands)	2004	2003
Cash flows from operating activities:
Net income	$135,383	$117,627
Adjustments to reconcile net income to net cash
provided by operating activities, excluding
the effect of the acquisition:
Depreciation and amortization	32,825	26,394
Non-cash adjustments to net income	4,512	48,546
Net changes in operating assets and liabilities	(58,409)	(71,969)

Net cash provided by operating activities	153,311	120,598

Cash flows from investing activities:
Purchases of property and equipment	(17,354)	(21,562)
Acquisition, net of cash acquired, and investment in joint venture	(331,058)	2,924
Loan to Pharmacy Care Alliance	(11,300)	--
Other	96	10

Net cash used in investing activities	(359,616)	(18,628)

Cash flows from financing activities:
Proceeds from long-term debt, net	675,000	--
Repayment of long-term debt, net	(734,955)	(110,430)
Proceeds from revolving credit line, net	25,000	25,000
Treasury stock acquired	(52,146)	(45,228)
Deferred financing fees	(6,032)	--
Net proceeds from employee stock plans	21,515	30,422

Net cash used in financing activities	(71,618)	(100,236)

Effect of foreign currency translation adjustment	(404)	2,174

Net (decrease) increase in cash and cash equivalents	(278,327)	3,908
Cash and cash equivalents at beginning of period	396,040	190,654

Cash and cash equivalents at end of period	$117,713	$194,562

EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics
(in thousands, except per claim)

	3 months ended 6/30/2004	3 months ended 3/31/2004	3 months ended 12/31/2003	3 months ended 9/30/2003	3 months ended 6/30/2003
Revenue Detail
Network revenues	$2,365,476	$2,337,254	$2,344,426	$2,201,301	$2,303,311
Mail revenues	1,337,237	1,213,080	1,067,299	984,468	964,119
Services revenues	19,022	21,963	21,358	14,922	17,787

PBM revenues	3,721,735	3,572,297	3,433,083	3,200,691	3,285,217

Services revenues	30,640	27,555	26,941	26,082	28,637
Other revenues	27,130	27,963	27,713	21,829	20,343

Non-PBM revenues	57,770	55,518	54,654	47,911	48,980

Total revenues	$3,779,505	$3,627,815	$3,487,737	$3,248,602	$3,334,197

Per Claim
Network revenue/claim	$24.71	$24.99	$24.47	$24.34	$23.99
Mail revenue/claim	$137.12	$130.92 (1)	$123.76	$120.70	$118.65
Claims Detail
Network (2)	95,729	93,517	95,808	90,427	96,025
Mail	9,752	9,266	8,624	8,156	8,126

Total PBM claims	105,481	102,783	104,432	98,583	104,151
Non-PBM claims (3)	829	793	859	896	966

Total claims	106,310	103,576	105,291	99,479	105,117

Adjusted claims (4)	125,814	122,108	122,539	115,791	121,369

Margin Analysis
Gross profit margin	5.9%	6.1%	6.7%	6.4%	6.5%
EBITDA margin (5)	3.8%	3.9%	3.8%	3.9%	3.7%
Per Adjusted Claim
Gross profit	$1.78	$1.82	$1.90	$1.79	$1.79
EBITDA (5)	$1.14	$1.16	$1.08	$1.09	$1.02

See Notes to Unaudited Operating Statistics

Selected Ratio Analysis
Table
2

	As of 6/30/2004	As of 3/31/2004	As of 12/31/2003	As of 9/30/2003	As of 6/30/2003
Debt to EBITDA ratio (6)	0.8x	1.2x	0.9x	0.9x	1.0x
EBITDA interest coverage (7)	11.0x	12.1x	12.1x	11.0x	9.8x
Operating cash flow interest coverage (8)	9.9x	10.6x	11.0x	9.4x	7.2x
Debt to capitalization (9)	24.1	32.1	27.6	27.9	29.7

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in thousands)

(1)   The increase in mail revenue per claim in the first quarter of 2004 reflects the acquisition of CuraScript, which has a higher revenue per claim for specialty injectable drugs.

(2)   Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(3)   Non-PBM claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.

(4)   Adjusted claims represent network claims and specialty distribution claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.

(5)   The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles: <PRE>

	3 months ended June 30,		6 months ended June 30,
	2004	2003	2004	2003
Net income	$65,420	$59,006	$135,383	$117,627
Income taxes	40,560	36,410	83,914	73,215
Depreciation and amortization *	17,120	13,231	32,825	26,394
Interest expense, net	19,359	13,319	31,245	23,153
Undistributed loss from joint venture	1,460	1,545	2,800	3,084
Cumulative effect of accounting change, net of tax	--	--	--	1,028

EBITDA	143,919	123,511	286,167	244,501
Current income taxes	(32,102)	(24,256)	(68,490)	(55,106)
Interest expense less amortization	(16,310)	(11,804)	(24,147)	(20,920)
Undistributed loss from joint venture	(1,460)	(1,545)	(2,800)	(3,084)
Other adjustments to reconcile net income
to net cash provided by operating activities	(38,521)	(59,744)	(37,419)	(44,793)

Net cash provided by operating activities	$55,526	$26,162	$153,311	$120,598

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	$6,849	$5,265	$12,841	$10,411
Selling, general and administrative	10,271	7,966	19,984	15,983

	$17,120	$13,231	$32,825	$26,394

(6)   Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(7)   Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.

(8)   Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended. For the second quarter of 2004, this ratio was negatively impacted by a $12.3 million non-recurring charge to interest expense related to the redemption of Senior Notes in June 2004. For the first quarter of 2004 and second quarter of 2003, this ratio was also negatively impacted by the non-recurring charges to interest expense of $3.6 million and $5.0 million, respectively, which pertains to the early retirement of debt.

(9)   Represents debt divided by the total of debt and stockholders equity.